UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SOVOS BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 4a-6(i)(1) and 0-11.

On September 13, 2023, Sovos Brands, Inc. (“Sovos” or the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2023, by and among the Company, Campbell Soup Company (“Campbell”) and Premium Products Merger Sub, Inc., a wholly-owned subsidiary of Campbell (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Campbell. The special meeting of Company stockholders will be held virtually on October 16, 2023, at 9:00 a.m., Mountain Time, to act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement.

Litigation Related to the Merger

On September 1, 2023, a purported stockholder of Sovos filed a complaint in the United States District Court for the Southern District of New York, captioned O’Dell v. Sovos Brands, Inc., et al., 23-cv-07784, naming as defendants the Company and each member of the Company’s Board of Directors (the “Board”) as of the date of the Merger Agreement, as well as former Board member Robert L. Graves (“O’Dell”). On September 6, 2023, an additional case was filed by a purported stockholder of Sovos in the United States District Court for the Southern District of New York, captioned Wang v. Sovos Brands, Inc., et al., 23-cv-07883 (“Wang”). On September 20, 2023, an additional case was filed by a purported stockholder of Sovos in the United States District Court for the Southern District of New York, captioned Bushansky v. Sovos Brands, Inc., et al., 23-cv-08321 (“Bushansky”). On September 21, 2023, an additional case was filed by a purported stockholder of Sovos in the United States District Court for the Southern District of New York, captioned Le v. Sovos Brands, Inc., et al., 23-cv-08364 (“Le”). Also on September 21, 2023, a purported stockholder of Sovos filed an additional case in the Boulder County District Court in Colorado, captioned Maglione v. Abuaita, et al., No. 2023CV30681 (“Maglione”). On September 26, 2023, an additional case was filed by a purported stockholder of Sovos in the United States District Court for the District of Colorado, captioned Carlisle v. Sovos Brands, Inc., et al., 23-cv-02503 (“Carlisle”). On September 27, 2023, an additional case was filed by a purported stockholder of Sovos in the United States District Court for the District of Delaware, captioned Wilhelm v. Sovos Brands, Inc., et al., 23-cv-01057 (“Wilhelm”). The O’Dell, Wang, Bushansky, Le, Maglione, Carlisle, and Wilhelm cases, and any similar subsequently filed cases involving the Company, the Board, or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction, are referred to as the “Merger Litigations.”

The Merger Litigations filed to date generally allege that the definitive Proxy Statement is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information. The Merger Litigations assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Company and the Board, as well as violations of Section 20(a) of the Exchange Act against the Board. In addition, the Le case asserts claims that the Board of Directors breached their fiduciary duties in connection with approving the Merger. The Maglione case makes similar allegations as the other Merger Litigations, but also alleges that the sale is unfair to Sovos’s public stockholders and that Sovos’s financial advisor, Goldman Sachs, had conflicts of interests that may have impacted its fairness opinion. In Maglione, the plaintiff brings claims under Sections 11-51-501 and 11-51-604 of the Colorado Securities Act and claims for misrepresentation and concealment under state law. The Merger Litigations seek, among other things: an injunction enjoining consummation of the Merger; rescission of the Merger Agreement and recission of the Merger if consummated; an accounting of all damages suffered; costs of the action, including attorneys’ fees and experts’ fees and expenses; an order directing the filing of a proxy statement that does not contain any untrue statements of material fact; a declaratory order that the defendants violated the various laws at issue; and any other relief the applicable court may deem just and proper.

Sovos cannot predict the outcome of each Merger Litigation, nor can Sovos predict the amount of time and expense that will be required to resolve each Merger Litigation. Sovos believes that the current cases are without merit and that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law. It is possible that additional similar complaints could be filed in connection with the Merger. If any additional complaints are filed, absent new or significantly different allegations, Sovos will not necessarily disclose such additional filings.

In addition, ten purported stockholders of Sovos sent demand letters regarding the Definitive Proxy Statement (the “Demand Letters”). Based on the same core allegations as the Merger Litigations, the Demand Letters request that the Company disseminate corrective disclosures in an amendment or supplement to the Definitive Proxy Statement.

While Sovos believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the Merger Litigations and the Demand Letters, in order to moot these disclosure claims, avoid distraction and possible expense and business delays, and provide additional information to its stockholders, Sovos has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to the aforementioned claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in these definitive additional materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Sovos specifically denies all allegations in the Merger Litigations and the Demand Letters that any additional disclosure was or is required or material.

Supplement to Definitive Proxy Statement

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~. These definitive additional materials are incorporated into, and amend and/or supplement, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

The penultimate paragraph on page 32 of the Definitive Proxy Statement under the heading “Background of the Merger” is amended as follows:

In late 2020, prior to the Company’s initial public offering, at the direction of the Company Board, the Company approached Goldman Sachs & Co., LLC (“Goldman Sachs”) and Piper Sandler & Co. to seek buyers for a sale of the Company or its individual brands. In early 2021, the Company and its advisors reached out to 17 potential buyers seeking proposals to acquire the entire Company and, after receiving bids for the purchase of the Company’s Rao’s brand as described below, reached out to 12 potential buyers seeking proposals to purchase just the Company’s noosa brand. The Company ultimately received two preliminary, non-binding initial proposals for the purchase of the Company’s Rao’s brand (a $1.2 billion proposal from Campbell and a $1.55 billion to $1.65 billion proposal from another strategic party), and, subsequently, three preliminary, non-binding initial proposals for the purchase of the Company’s noosa brand (at enterprise valuations ranging from $300 million to $400 million). In connection with these proposals, the Company signed non-disclosure agreements with several potential buyers, which agreements included customary terms but none of which included any standstill provisions, nor were any separate standstill arrangements with potential buyers put in place. Discussions with each of these parties did not advance beyond initial stages, and the Company did not proceed with the sale of either brand at that time, because it did not view the combined sales of the brands as a value-maximizing alternative relative to proceeding with the Company’s initial public offering. The Company then successfully completed its initial public offering and listing of its shares on the NASDAQ in September 2021.

The final two paragraphs on page 33 of the Definitive Proxy Statement under the heading “Background of the Merger” are amended as follows:

On March 17, 2023, the committee, together with representatives of Richards, Layton and Finger, P.A.(“RLF”) and Mr. Potter, discussed Campbell’s proposal as well as other strategic transactions or alternatives, and also considered the engagement of outside advisors. Representatives of RLF reviewed the fiduciary duties owed by the members of the committee under Delaware law in connection with their consideration of Campbell’s proposal and any other strategic alternatives. The committee discussed the Company’s engagement of a financial advisor to assist in considering the proposal and, after review and discussion of its qualifications and any potential conflicts of interest, authorized the Company to engage Goldman Sachs to act as the Company’s financial advisor in connection with the proposed transaction. The committee and representatives of RLF then discussed the prospective engagement of a separate financial advisor by the committee, and noted that even though there were no known conflicts of interest with Goldman Sachs, the committee could benefit from the advice of a second financial advisor that reported directly to the committee. The committee then ~~and~~ discussed several advisors qualified to serve in such a role, including Centerview Partners, LLC (“Centerview”), and the committee ultimately determined to contact Centerview about a potential engagement. After the representatives of RLF had left the meeting, the committee determined to engage RLF as counsel to the committee.

On March 19, 2023, the committee held a meeting with representatives of RLF to continue discussions regarding Campbell’s proposal and the engagement of outside advisors. The committee again discussed the benefits of ~~the committee~~ hiring a separate financial advisor that reported directly to the committee, and reiterated the desirability of engaging Centerview. The committee then directed Ms. Sheppard and RLF to contact Centerview regarding a potential engagement. Turning to Campbell’s proposal, noting the preliminary nature of any discussions and that Goldman Sachs was reviewing such proposal, the committee refrained from providing any response at that time. Representatives of RLF then reviewed with the committee certain process matters relating to the Company’s and the committee’s considerations of Campbell’s proposal and any other strategic alternatives.

The third full paragraph on page 36 of the Definitive Proxy Statement under the heading “Background of the Merger” is amended as follows:

On June 22, 2023, after consultation with their respective counsels, Campbell and the Company signed a ~~customary~~ non-disclosure agreement, which included customary terms, including a standstill provision that would expire 18 months after execution, but did not include any exclusivity provision. Campbell then provided its initial information request list to the Company.

The final paragraph on page 50 and the first full paragraph on page 51 of the Definitive Proxy Statement under the subheading “Illustrative Discounted Cash Flow Analysis” is amended as follows:

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.25% to 8.25%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of July 1, 2023 (i) estimates of unlevered free cash flow for the Company for the third and fourth quarters of fiscal year 2023 and the fiscal years 2024 through 2027 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.00% to 2.50%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company of approximately $156 million, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 11.8x to 15.4x). Utilizing its professional judgment and experience, Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt as of July 1, 2023 ($318 million), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company as of June 29, 2023 (105.1 million), as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share ranging from $19.08 to $25.66.

The second paragraph on page 51 of the Definitive Proxy Statement under the subheading “Illustrative Present Value of Future Share Price Analysis” is amended as follows:

Goldman Sachs then subtracted estimates of the amount of the Company’s net debt for each of the fiscal years 2023 ($276 million), 2024 ($206 million) and 2025 ($116 million), each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values for the Company for each of the fiscal years 2023, 2024 and 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company Stock for each of fiscal years 2023, 2024 and 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Company Stock. Goldman Sachs then discounted these implied future equity values per share of Company Stock to July 1, 2023, using an illustrative discount rate of 8.0%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $18.79 to $27.61 per share of Company Stock.

The first full paragraph on page 52 of the Definitive Proxy Statement under the subheading “Selected Transactions Analysis” is amended as follows:

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM EBITDA multiples of 13.7x to 25.0x to the Company’s LTM EBITDA as of July 1, 2023, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt of the Company as of July 1, 2023 ($318 million), as provided by and approved for Goldman Sachs’ use by the management of the Company, and divided the result by the number of fully diluted outstanding shares of Company Stock as of June 29, 2023 (105.1 million), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a reference range of implied values per share of Company Stock of $14.97 to $29.81.

The table on page 58 of the Definitive Proxy Statement under the subheading “Selected Public Company Analysis” is replaced in its entirety as follows:

Selected Company	EV (in US$ millions)	2023E EV / EBITDA
B&G Foods, Inc.	$3.3	10.3	x
BellRing Brands, Inc.	$5.7	17.0	x
Hostess Brands, Inc.	$4.1	12.8	x
The Hain Celestial Group, Inc.	$1.9	10.8	x
Lancaster Colony Corp.	$5.3	20.2	x
Post Holdings, Inc.	$11.6	9.8	x
The Simply Good Foods Company	$4.1	16.4	x
Utz Brands, Inc.	$3.2	17.2	x
Mean		14.3	x
Median		14.6	x

The second paragraph on page 58 of the Definitive Proxy Statement under the subheading “Selected Public Company Analysis” is amended as follows:

Centerview applied the range of multiples of EV / 2023E EBITDA to the Company’s 2023E EBITDA of $148 million derived from the Internal Data, to derive a range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the face value of the Company’s net debt of $318 million as of July 1, 2023 as set forth in the Internal Data to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully diluted outstanding Company Stock of approximately 105.1 million (determined using the treasury stock method and taking into account the dilutive impact of Company RSUs, Company Unmodified IPO PSUs, Company Modified IPO PSUs, and Company Post-IPO PSUs) as of June 29, 2023 as set forth in the Internal Data to derive a range of implied values per share of approximately $19.55 to $23.75, rounded to the nearest $0.05. Centerview compared this range to the $23.00 per share Merger Consideration proposed to be paid to the holders of Company Stock (other than Excluded Shares) pursuant to the merger agreement.

The first paragraph on page 59 of the Definitive Proxy Statement under the subheading “Selected Precedent Transaction Analysis” is amended as follows:

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of multiples of EV/LTM EBITDA of 16.0x to 21.0x derived from the target companies in the selected precedent transactions. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM EBITDA of $138 million for the period ended July 1, 2023 based on the internal data, to calculate an illustrative range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the face value of the Company’s net debt of $318 million as of July 1, 2023 as set forth in the internal data to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of the Company of approximately 105.1 million (determined using the treasury stock method and taking into account the dilutive impact of Company RSUs, Company Unmodified IPO PSUs, Company Modified IPO PSUs, and Company Post-IPO PSUs) as of June 29, 2023 as set forth in the Internal Data to derive an implied per share equity value range for the shares of approximately $18.00 to $24.55, rounded to the nearest $0.05. Centerview compared such range to the $23.00 per share Merger Consideration proposed to be paid to the holders of Company Stock (other than Excluded Shares) pursuant to the merger agreement.

The first paragraph on page 60 of the Definitive Proxy Statement under the subheading “Discounted Cash Flow Analysis” is amended as follows:

In performing this analysis, Centerview calculated an implied per share range of equity values for the Company Stock by (a) discounting to present value as of July 1, 2023 using discount rates ranging from 9.00% to 9.75% (based on Centerview’s analysis of the Company’s weighted average cost of capital, based on considerations that Centerview deemed relevant in its professional judgment and experience, and taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for comparable group companies, market risk and size premia ~~and considerations that Centerview deemed relevant based on its experience and professional judgment~~) and using a mid-year convention: (i) the forecasted after-tax unlevered free cash flows of the Company over the period beginning on July 1, 2023 and ending on December 31, 2027, as set forth in the Forecasts, utilized by Centerview at the direction of Company management and as approved by the Company Board for use by Centerview as set forth in the section captioned “Certain Company Unaudited Prospective Financial Information” and (ii) a range of implied terminal enterprise values of the Company, calculated by Centerview using perpetuity growth rates of 4.00% to 4.50% (which perpetuity growth rates were based on considerations that Centerview deemed relevant in its professional judgment and experience), and (b) subtracting from the foregoing results the face value of the Company’s net debt of $318 million as of July 1, 2023, as provided by Company management.

The second paragraph on page 60 of the Definitive Proxy Statement under the subheading “Discounted Cash Flow Analysis” is amended as follows:

Centerview then calculated a range of implied equity values per share of Company Stock by dividing the result of the foregoing calculations by the fully-diluted outstanding shares of Company Stock of approximately 105.1 million (determined using the treasury stock method and taking into account the dilutive impact of Company RSUs, Company Unmodified IPO PSUs, Company Modified IPO PSUs, and Company Post-IPO PSUs) as of June 29, 2023 and as set forth in the Internal Data. Centerview then added to the foregoing a range of implied cash flow benefit values from estimated net operating losses and R&D tax credits, as set forth in the Internal Data, per share of Company Stock, by discounting to present value as of July 1, 2023 and using a mid-year convention, and dividing the result of the foregoing calculations by the fully-diluted outstanding shares of Company Stock of approximately 105.1 million (determined using the treasury stock method and taking into account the dilutive impact of Company RSUs, Company Unmodified IPO PSUs, Company Modified IPO PSUs, and Company Post-IPO PSUs) as of June 29, 2023 and as set forth in the Internal Data. The resulting range of implied equity values per share of Company Stock was $19.80 to $25.75, rounded to the nearest $0.05. Centerview then compared this range to the $23.00 per share Merger Consideration proposed to be paid to the holders of Company Stock (other than Excluded Shares) pursuant to the merger agreement.

The second bullet in the third paragraph on page 60 of the Definitive Proxy Statement under the subheading “Other Factors” is amended as follows:

Selected Analyst Price Targets Analysis: Centerview reviewed price targets for the shares of Company Stock in ten (10) publicly available Wall Street research analyst reports as of August 4, 2023, noting that these price targets ranged from $19.00 per share of Company Stock to $23.00 per share of Company Stock and had a median price target of $22 per share.

The final paragraph on page 60 of the Definitive Proxy Statement under the subheading “General” is amended as follows:

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement by the committee, Centerview had not been engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In 2021, Centerview’s French advisory affiliate, Centerview Partners France SCS (“Centerview France”), was engaged to provide financial advisory services to Nexi S.p.A. (“Nexi”) in connection with its merger with Nets A/S, at which time affiliates of Advent (which holds an approximately 44% equity interest in the Company) and Bain Capital L.P. owned approximately 33% of Nexi, and Centerview France received approximately $11 million in compensation from Nexi for such services. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Campbell or Merger Sub, and Centerview did not receive any compensation from Campbell during such period. Centerview also noted that in the two years prior to the date of its written opinion, Centerview had been engaged to provide financial advisory services to an ad hoc group of priority lenders of Serta Simmons Bedding, LLC (“Serta Simmons”), a company in which affiliates of Advent previously held a majority equity interest, in connection with Serta Simmons’ Chapter 11 filing and other restructuring-related matters, and Centerview received compensation for such services. Centerview may provide financial advisory and other services to or with respect to the Company, Advent, Campbell or their respective affiliates, including portfolio companies of Advent in the future, for which Centerview may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Advent, Campbell, or any of their respective affiliates, including portfolio companies of Advent, or any other party that may be involved in the Transaction.

The final paragraph on page 61 of the Definitive Proxy Statement under the subheading “Interests of Directors and Executive Officers in the Merger” is amended as follows:

In considering the recommendations of the Company Board with respect to the merger, our stockholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Company stockholders adopt the merger agreement. See the sections of this proxy statement entitled “ Proposal No. 1 — Adoption of the Merger Agreement — Background of the Merger” and “Proposal No. 1 — Adoption of the Merger Agreement — Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified below. Except as set forth below in this section entitled “Interests of Directors and Executive Officers in the Merger,” none of the executive officers or directors of the Company is receiving any other compensation in connection with the merger that differs from the merger consideration being paid to stockholders generally. In addition, there were no agreements, arrangements or understandings at any time prior to the execution of the merger agreement between any executive officer or director of the Company and Campbell regarding employment with Campbell following consummation of the merger.

Important Information

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”). In connection with this transaction, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on September 13, 2023 (the “Proxy Statement”) and intends to file further relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement, any amendments or supplements thereto and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://sovosbrands.com or by contacting the Company by email at IR@sovosbrands.com or by mail at 168 Centennial Parkway, Suite 200, Louisville, CO 80027.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 8, 2023, its Proxy Statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2023, its Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, which was filed with the SEC on May 10, 2023, the Definitive Proxy Statement and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information is subject to numerous risks and uncertainties, many of which are beyond the control of the Company or Campbell, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the diversion of management time on transaction-related issues; and the risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s Definitive Proxy Statement, the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive.

Forward-looking statements represent managements’ beliefs and assumptions only as of the date of this communication. The Company disclaims any obligation to update forward-looking statements except as required by law.